Company Contact                             Investor Relations Contacts
----------------------                      ------------------------------------
Michael A. McManus, Jr.                     Lippert/Heilshorn & Associates, Inc.
President and CEO                           Kim Sutton Golodetz
Misonix, Inc.                               (kgolodetz@lhai.com) (212) 838-3777
(631) 694-9555                              Bruce Voss
                                            (bvoss@lhai.com) (310) 691-7100
www.misonix.com                              www.lhai.com
---------------                              ------------


               Misonix, Inc. Reports Record Revenues and Increased
                  Earnings for Fiscal Year Ended June 30, 2004

FARMINGDALE, N.Y., August 25, 2004 Misonix, Inc. (NASDAQ NM: MSON) today reported financial results for the three and twelve months ended June 30, 2004. Highlights for the fiscal year 2004 include:

      o Revenues for the twelve months ended June 30, 2004 increased 12% from the prior year driven by a 22% increase in medical device product revenues.
      o Net income increased 78% to $1.7 million for the twelve months ended June 30, 2004 as compared to $968,000 from the same period in fiscal 2003.
      o The backlog of unfilled orders was $8.7 million, a 56% increase from that of June 30, 2003.
      o     Sales of the Sonablate 500 (SB 500) have started in Europe.
      o The submission of a 510k application to the FDA for laparoscopic ablation.

Revenues for the three months ended June 30, 2004 were $10.8 million compared with $10.9 million for the same period in fiscal 2003. The Company recorded net income for the quarter of $548,000 or $.08 per fully diluted share, compared to net income of $559,000 or $.08 per fully diluted share for the same period in fiscal 2003. Medical device product revenues decreased 3% to $5.6 million and laboratory and scientific product revenues increased 1% to $5.2 million. The decrease in medical device product revenues was attributed to an 18% decrease in diagnostic medical device revenues to $2.3 million partially offset by a 12% increase in therapeutic medical device revenues to $3.3 million. The increase in laboratory and scientific product revenues was mainly attributable to a 6% increase in sales of endoscopic cleaning and disinfecting units, and a 2%
increase in sales of ductless fume enclosures, partially offset by a 20% reduction in sales of wet scrubber products and an 8% reduction in ultrasonic laboratory product sales.

Revenues for the twelve months ended June 30, 2004 were $39.1 million, a 12% increase when compared with $34.9 million for the same period in fiscal 2003. The Company recorded net income for the twelve months ended June 30, 2004 of $1.7 million or $.25 per fully diluted share, a 78% increase when compared to net income of $968,000 or $.15 per fully diluted share for the same period in fiscal 2003. Medical device product revenues increased 22% to $21.4 million and laboratory and scientific product revenues increased 2% to $17.7 million. The increase in medical device product revenues was attributed to a 38% increase in therapeutic medical device revenues to $12.3 million and a 6% increase in diagnostic medical device revenues to $9.1 million. The increase in laboratory and scientific product revenues was mainly attributable to a 10% increase in ultrasonic laboratory product sales and a 6% increase in sales of Labcaire's endoscopic cleaning and disinfecting units partially offset by a 5% decrease in ductless fume enclosure sales and a 23% reduction in wet scrubber sales.

As of June 30, 2004, the backlog of unfilled orders was $8.7 million, a 56% increase when compared with $5.6 million as of June 30, 2003. Medical device product backlog was $5.8 million, a 91% increase, and laboratory and scientific product backlog was $2.9 million, a 15% increase, respectively, from June 30, 2003.

Mr. Michael McManus, Jr., President and Chief Executive Officer, commented, "I am very pleased to report our record revenues and the 78% increase in earnings. After resolving our past legal issues, we have not only shown steady growth, but also continued to increase revenues in our medical device businesses. Medical devices have shown growth at a rate in excess of 20%. We also continue to see the kind of increase in backlog to provide the basis for our future growth.

"We expect medical device sales to grow as a result of sales of a newly designed
neuroaspirator,   continued  sales  of  the  SB500  and  the  market's   overall
recognition of the importance of High Intensity Focused Ultrasound technology.

"We have completed our animal studies with the prototype of our product for kidney and liver cancer treatment. As previously reported, we have a submission before the FDA for the approval of laparoscopic ablation of tissue.

"We anticipate our Sonora business will continue to expand as a result of new R & D efforts in probes, MRI and probe testing. Recognition of that unique work has resulted in the growing network of international distributors.

"We expect to see a pick up in the sales of our laboratory and scientific products as a result of a recovery in some of our markets and from the identification of new market niches."

Mr. McManus continued, "We believe that the significant growth we are showing in revenues and earnings together with our new product pipelines establishes Misonix as a leader in the application of ultrasound for medical devices."

Regarding guidance, the Company said that it is expecting to increase revenues by 10%-15% and earnings by 30% for fiscal year 2005 over fiscal year 2004.

Misonix  develops,   manufactures,   and/or  markets  medical,   scientific  and
industrial ultrasonic and air pollution systems and maintains a minority equity position in Focus Surgery as its exclusive manufacturer of the Sonablate 500.

Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, and regulatory risks including approval of pending and/or contemplated 510K filings.

                               (Tables to follow)

                                  MISONIX, INC.
                           Consolidated Balance Sheets
                                     Audited

                                                                           June 30, 2004  June 30, 2003
                                                                           ------------    ------------
Assets
Current Assets:
  Cash and cash equivalents                                                $  4,839,866    $  2,279,869
  Accounts receivable, net of allowance
       for doubtful accounts of $457,016 and
       $644,157, respectively                                                 7,601,693       7,844,399
  Inventories                                                                10,944,572       8,979,472
  Deferred income taxes                                                         645,381         477,580
  Prepaid expenses and other current assets                                   1,114,546         983,523
                                                                           ------------    ------------
Total current assets                                                         25,146,058      20,564,843

Property, plant and equipment, net                                            3,892,920       3,574,207
Deferred income taxes                                                           412,201         862,690
Goodwill                                                                      4,473,713       4,473,713
Other assets                                                                    316,220         319,136
                                                                           ------------    ------------
Total assets                                                               $ 34,241,112    $ 29,794,589
                                                                           ============    ============

Liabilities and stockholders' equity
Current liabilities:
  Revolving credit facilities                                                 1,373,681         704,669
  Accounts payable                                                            4,507,476       3,563,208
  Accrued expenses and other current liabilities                              1,857,097       2,002,154
  Income tax payable                                                            107,282          47,453
  Current maturities of long-term debt and capital
       lease obligations                                                        302,932         279,554
                                                                           ------------    ------------
Total current liabilities                                                     8,148,468       6,597,038

Long-term debt and capital lease obligations                                  1,264,480       1,235,362

Deferred income                                                                 769,033         356,076

Minority interest                                                               315,955         263,450

Stockholders' equity:
  Capital stock, $0.01 par - shares authorized 10,000,000; 6,816,253 and
  6,733,665 issued and 6,738,453 and 6,655,865 outstanding, respectively         68,163          67,337
  Additional paid-in capital                                                 23,116,602      22,712,511
  Retained earnings (deficit)                                                   665,461      (1,053,484)
  Treasury stock, 77,800 shares                                                (412,424)       (412,424)
  Accumulated other comprehensive income                                        305,374          28,723
                                                                           ------------    ------------
Total stockholders' equity                                                   23,743,176      21,342,663
                                                                           ------------    ------------

Total liabilities and stockholders' equity                                 $ 34,241,112    $ 29,794,589
                                                                           ============    ============

                                  MISONIX, INC.
                      Consolidated Statements of Operations
                                     Audited

                                                   Three Months Ended          Twelve Months Ended
                                                      June 30,                       June 30,
                                                 2004          2003            2004          2003
                                            ------------   ------------    ------------   ------------
Net sales                                   $ 10,796,810   $ 10,926,239    $ 39,059,066   $ 34,858,751

Cost of goods sold                             6,378,309      6,623,440      22,542,463     20,354,558
                                            ------------   ------------    ------------   ------------

Gross profit                                   4,418,501      4,302,799      16,516,603     14,504,193

Selling expenses                               1,379,694      1,008,852       4,662,006      4,132,077
General and administrative expenses            1,930,290      2,056,388       7,633,930      7,023,088
Research and development expenses                719,874        509,546       2,437,752      2,109,312

Litigation (recovery) settlement expenses             --       (143,329)             --       (344,435)
                                            ------------   ------------    ------------   ------------

Total operating expenses                       4,029,858      3,431,457      14,733,688     12,920,042
                                            ------------   ------------    ------------   ------------

Income from operations                           388,643        871,342       1,782,915      1,584,151

Total other income                               296,947        218,927       1,057,191        292,701
                                            ------------   ------------    ------------   ------------

Income before minority interest and
income taxes                                     685,590      1,090,269       2,840,106      1,876,852

Minority interest in net income of
consolidated subsidiaries                         16,564         27,693          52,505         23,485
                                            ------------   ------------    ------------   ------------

Income before income taxes                       669,026      1,062,576       2,787,601      1,853,367

Income tax expense                               121,158        503,634       1,068,656        885,792
                                            ------------   ------------    ------------   ------------

Net income                                  $    547,868   $    558,942    $  1,718,945   $    967,575
                                            ============   ============    ============   ============

Net income per share-basic                  $       0.08   $       0.08    $       0.26   $       0.15
                                            ============   ============    ============   ============

Net income per share-diluted                $       0.08   $       0.08    $       0.25   $       0.15
                                            ============   ============    ============   ============


Weighted average common shares-basic           6,702,864      6,652,198       6,667,615      6,478,138
                                            ============   ============    ============   ============

Weighted average common shares-diluted         7,166,757      6,699,147       6,849,845      6,623,743
                                            ============   ============    ============   ============